Exhibit 10.6

EXECUTION VERSION

INTELLECTUAL PROPERTY LICENSE AGREEMENT

This INTELLECTUAL PROPERTY LICENSE AGREEMENT (this “Agreement”), dated as of December 30, 2016 (the “Closing Date”), is entered into by and among BJ Services, LLC, a Delaware limited liability company (the “Company”), and Baker Hughes Incorporated, a Delaware corporation, on behalf of itself and its Subsidiaries (“Baker Hughes”). Company and Baker Hughes each may be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Baker Hughes Oilfield Operations, Inc. and Company, among others, have entered into that certain Contribution Agreement, dated November 29, 2016 (the “Contribution Agreement”) with respect to the contribution to Company of the Baker Hughes Contributed Business by Baker Hughes and that certain Second Amended and Restated Limited Liability Company Agreement, dated December 30, 2016 (the “LLC Agreement”);

WHEREAS, the Contribution Agreement contemplates that Baker Hughes shall grant to Company a license to use certain Intellectual Property Rights in connection with the business of the Company; and

WHEREAS, the Parties desire to enter into this Agreement in accordance with and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. (a) Capitalized terms used but not defined in this Agreement have the respective meanings assigned to such terms in the Contribution Agreement. For purposes of this Agreement, the following initially capitalized terms shall have the following meanings:

“Baker Hughes Licensed Technology” means the Baker Hughes Patents and Baker Hughes Know-How.

“Baker Hughes Patents” means the Patents listed on Schedule A (including, for the avoidance of doubt, any patents issuing after the Closing Date from any applications, reissues, divisions, continuations, continuation-in-part, extensions or reexaminations thereof) and any other Patent filed within twelve (12) months after the Closing Date by Baker Hughes or any of itsSubsidiaries which is derived from or otherwise based upon any of the Baker Hughes Know- How or the Company Know-How. Notwithstanding the foregoing, for the avoidance of doubt, in no event shall the Baker Hughes Patents include any of the Contributed Patents or any Patent in any jurisdiction outside of the Territory.

“Baker Hughes Know-How” means, except as set forth on Schedule B of this Agreement, technical information and know-how (including any and all formulae, procedures, processes, methods, designs, know-how, show-how, trade secrets, inventions (whether or not patentable and whether or not reduced to practice), discoveries, computer software set forth on Schedule C of this Agreement (including source code and object code except as otherwise set forth on Schedule C), equipment operating systems, firmware, specifications prototypes, designs (including equipment design files, computer-aided design files, and related documentation), techniques, methods, ideas, concepts, data, research and development information, lab books, engineering and manufacturing information, manufacturing processes, sourcing information, quality control and testing procedures, testing data, electronic control circuits, specifications, diagrams, drawings, schematics, blueprints and parts lists and other proprietary information, rights and works of authorship (whether or not reduced to writing), copyrights, confidential information, licenses and similar proprietary rights in discoveries, analytic models, improvements, techniques, devices, patterns, formulations and specifications, copies and tangible embodiments of any of the foregoing (in whatever form or media)) and other tangible and intangible proprietary information, data, or material, in each case which are Licensable by Baker Hughes or any of its Subsidiaries as of the Closing Date but solely to the extent the foregoing constitute part of the Contributed Business immediately prior to the Closing Date or constituted part of the Contributed Business at any time in the eighteen (18) months prior thereto (including in each case to the extent relating to developments or work in process not yet commercialized as of the Closing Date); provided that the fact that the foregoing were not contributed by Baker Hughes to the Company under the Contribution Agreement shall not be deemed or alleged to mean that any of the foregoing did not “constitute part of” the Contributed Business.

“Company Business” means the business of the Company, comprising the Contributed Business and the Partner Contributed Business.

“Company Know-How” means, except as set forth on Schedule D of this Agreement, technical information and know-how (including any and all formulae, recipes, procedures, processes, methods, designs, know-how, show-how, trade secrets, inventions (whether or not patentable and whether or not reduced to practice), discoveries, computer software (including source code, object code, equipment operating systems, firmware, and specifications), prototypes, designs (including equipment design files, computer-aided design files, and related documentation), techniques, methods, ideas, concepts, data, research and development information, lab books, engineering and manufacturing information, manufacturing processes, sourcing information, quality control and testing procedures, testing data, electronic control circuits, specifications, diagrams, drawings, schematics, blueprints and parts lists and other proprietary information, rights and works of authorship (whether or not reduced to writing), copyrights, confidential information, licenses and similar proprietary rights in discoveries, analytic models, improvements, techniques, devices, patterns, formulations and specifications, copies and tangible embodiments of any of the foregoing (in whatever form or media)) and other tangible and intangible proprietary information, data, or material, in each case which are Licensable by Company or any of its Subsidiaries as of the Closing Date but solely to the extent the foregoing constitute part of the Partner Contributed Business immediately prior to the Closing Date or constituted part of the Partner Contributed Business at any time in the eighteen (18) months prior thereto (including in each case to the extent relating to developments or work in process not yet commercialized as of the Closing Date); provided that the fact that the foregoing were not contributed by Partner to the Company under the Contribution Agreement shall not be deemed or alleged to mean that any of the foregoing did not “constitute part of” the Partner Contributed Business.

“Company Licensed Technology” means the Company Patents and the Company Know-How.

“Company Patents” means the Contributed Patents and any other Patent filed within twelve (12) months after the Closing Date by the Company or any of its Subsidiaries which is derived from or otherwise based upon any of the Baker Hughes Know-How or the Company Know-How.

“Contributed Business” means the Onshore Pressure Pumping Business, as conducted by Baker Hughes and its Subsidiaries in the Territory immediately prior to the Closing Date.

“Contributed Patents” means the Patents listed on Schedule E of this Agreement (including, for the avoidance of doubt, any patents issuing after the Closing Date from any applications, reissues, divisions, continuations, continuation-in-part, extensions or reexaminations thereof).

“Exploit” means, with respect to Intellectual Property Rights, the right to use, reproduce, perform, display, distribute, test, modify, improve and create derivative works of, and to use, make, have made, sell, offer for sale, import, or export products or services under, such Intellectual Property Rights. “Exploitation” has a correlative meaning.

“Improvement” means any modification, improvement, extension, or derivative work of, or enhancement to, any Licensed IP.

“License” means any license granted pursuant to Article 2 of this Agreement.

“Licensable” means, with respect to any Intellectual Property Right that a Person has the power and authority to grant a license (or sublicense, as the case may be), on the terms and conditions set forth herein, to such Intellectual Property Right without any of the following: (a) the consent of any third party (unless such consent can be obtained without providing any additional consideration to such third party or the Party to which a License hereunder would be granted but for such consent requirement agrees to pay such consideration), (b) impairing such Person’s existing Intellectual Property Right (it being understood that the grant of a non- exclusive license on the terms hereunder, in and of itself, shall not be construed as an impairment of any of such Person’s rights), (c) imposing any additional material obligations on such Person under any preexisting agreement relating to such Intellectual Property Right, except to the extent such obligation (including any payment obligation) can reasonably be borne by the Licensed Party and the Licensed Party agrees to do so, and/or (d) the payment of royalties or other consideration on or after the Closing Date by such Person to any third party under any preexisting agreement relating to such Intellectual Property Right, unless the Party to which a License hereunder would be granted but for such consent requirement agrees to pay such consideration. For the avoidance of doubt, in no event shall any Intellectual Property Right be “Licensable” if any of the foregoing conditions in clauses (a)-(d) apply.

“Licensed IP” means the Company Licensed Technology and the Baker Hughes Licensed Technology.

“Licensed Know-How” means any and all Baker Hughes Know-How and Company Know-How.

“Licensed Party” means a Party and its Subsidiaries, each in their capacity as licensee under any License.

“Licensed Patents” means any and all Baker Hughes Patents and Company Patents.

“Licensed Technology” means the Baker Hughes Licensed Technology or the Company Licensed Technology, as applicable.

“Licensing Party” means a Party and its Subsidiaries, each in their capacity as a licensor under any License.

“Onshore Pressure Pumping Business” shall mean the Company Principal Business (as defined in the LLC Agreement) anywhere in the United States of America or Canada.

“Proceeding” means any action, claim, lawsuit, litigation, proceeding, inquiry, or arbitration (in each case, whether civil, criminal or administrative) by or before any Governmental Authority.

“Representatives” means, with respect to a Party, any Subsidiary of such Party and any officers, directors, employees, contractors, advisors, agents and other representatives of such Party and its Subsidiaries.

“Territory” means onshore in United States and Canada, but for the avoidance of doubt, excluding the Gulf of Mexico.

“Transaction Documents” means the Transition Services Agreement, LLC Agreement and any other agreements contemplated with the Closing of the transactions contemplated by the Contribution Agreement.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Agreement	Preamble
Baker Hughes	Preamble
Closing Date	Preamble
Company	Preamble
Confidential Information	7.1.1
Contribution Agreement	Recitals
disclosing party	7.1.1
Indemnifying Party	5.2
Licensor Indemnitees	5.1
LLC Agreement	Recitals
Party, Parties	Preamble
receiving party	7.1.1
Relevant Party	7.2
Relevant Patents	3.2

ARTICLE 2

GRANT OF RIGHTS

2.1 From Company to Baker Hughes. Subject to the terms and conditions of this Agreement, Company, on behalf of itself and its Subsidiaries, hereby grants to Baker Hughes and its Affiliates a perpetual, irrevocable, non-exclusive, non-sublicensable (except as otherwise provided in Section 2.5), non-transferable (except as otherwise provided in Section 9.2), royalty- free and fully paid up license under the Company Licensed Technology to Exploit any product, process or service in connection with any business of Baker Hughes and its Affiliates outside of the Territory including, for the avoidance of doubt, the right to engage in Exploitation in the Territory solely for (a) the purpose of commercializing any product, process or service outside of the Territory, and (b) any non-commercial purposes (e.g., research and development). Notwithstanding the nonexclusive nature of the License set forth above and notwithstanding anything to the contrary in the LLC Agreement (and without limiting any other restrictions or obligations in the LLC Agreement), during the period that Baker Hughes and its Affiliates are bound by the restrictions set forth in Section 10.02(a) of the LLC Agreement, neither Baker Hughes nor any of its Affiliates shall directly or indirectly (i) use any Baker Hughes Licensed Technology in a Company Principal Business onshore in the United States or Canada (it being understood that any breach of this provision and any applicable remedy thereto or thereof shall be governed solely by the terms and conditions of the LLC Agreement), (ii) sell or license to any third party any Baker Hughes Licensed Technology for use in a Company Principal Business onshore in the United States or Canada except (A) as any such Baker Hughes Licensed Technology relates to completion equipment, chemicals and additives, and (B) as determined by Baker Hughes in its reasonable business judgment as necessary or prudent to settle or resolve any dispute. claim or action involving such Baker Hughes Licensed Technology, provided that, prior to any such settlement or resolution, Baker Hughes shall provide Company an opportunity to review and comment on such settlement or resolution and shall reasonably consider Company’s comments with respect to any of the foregoing. For the avoidance of doubt and notwithstanding anything in this Section 2.1 to the contrary, none of this Section 2.1 shall override or otherwise modify any provisions of the LLC Agreement, including that in no event shall any reference to “Baker Hughes and its Affiliates” be interpreted to include any member of the GE Group (as such term is defined in the LLC Agreement) with respect to any Intellectual Property Rights other than the Baker Hughes Licensed Technology.

2.2 From Baker Hughes to Company. Subject to the terms and conditions of this Agreement, Baker Hughes, on behalf of itself and its Subsidiaries, hereby grants to Company and its Subsidiaries a perpetual, irrevocable, non-exclusive, non-sublicensable (except as otherwise provided in Section 2.5), non-transferable (except as otherwise provided in Section 9.2), royalty-free and fully paid up license under the Baker Hughes Licensed Technology to Exploit any product, process or service in connection with the Company Business and the reasonable and natural evolution thereof solely within the Territory, including, for the avoidance of doubt, the right to engage in Exploitation outside of the Territory solely for (a) the purpose of commercializing any product, process or service in the Territory, and (b) any non-commercial purposes (e.g., research and development).

2.3 Third Party Licenses. To the extent that any Intellectual Property Right owned by a third party is Licensable under Sections 2.1 or 2.2, the License of such Intellectual Property Right hereunder shall be subject to all of the terms and conditions of the relevant agreement with such third party pursuant to which such Intellectual Property Right has been licensed. Each Party shall endeavor to identify for such other Party any such terms and conditions with respect to any Intellectual Property Rights licensed from third parties, to the extent requested by such other Party for any specifically-identified Intellectual Property Rights but in any case subject to any applicable confidentiality obligations or restrictions with respect to such terms and conditions.

2.4 Delivery of Baker Hughes Know-How. Promptly after the Closing Date, but in no event later than one (1) year after the Closing Date, Baker Hughes shall cooperate with Company for the delivery of the Baker Hughes Know-How in such commercially reasonable manner and form as agreed between the Parties, including, to the extent reasonably available, the delivery of (a) all source code, developer notes, developer and end-user documentation, and related materials and files for the applicable software, and (b) electronic copies, paper copies, and tangible embodiments of the Baker Hughes Know-How then in Baker Hughes’ possession or control. Without limiting Baker Hughes’ contributions to Company under the Contribution Agreement, Company shall be solely responsible for acquiring all necessary information technology systems or hardware and all third party software required to Exploit the Baker Hughes Know-How; provided that Baker Hughes will take commercially reasonable efforts to assist Company in acquiring such information technology systems, hardware and third party software upon the request of Company. Except as otherwise expressly set forth in any of the Transaction Documents, in no event shall Baker Hughes or its Affiliates have any obligation to maintain, update or support any Baker Hughes Know-How, including, but not limited to, any software, licensed to Company pursuant to this Agreement.

2.5 Sublicense Rights. With respect to any License granted pursuant to Section 2.1 or Section 2.2, the applicable Licensed Party shall have the right to grant the following sublicenses under such License: (a) to its customers and distributors for such customers and distributors to utilize and/or otherwise distribute such Licensed Party’s products, processes or services and (b) to its suppliers and service providers to the extent such suppliers and service providers provide products, processes and services to, or on behalf of, such Licensed Party, provided, however, in each case, the Licensed Party shall be responsible for any breach by any of the sublicensees of the terms and conditions of this Agreement.

2.6 No Other Licenses. All rights not expressly granted by either Party or any of its Subsidiaries under this Agreement are reserved by such Party and its Subsidiaries. Without limiting the generality of the foregoing sentence, the Parties acknowledge and agree that nothing in this Agreement shall be construed or interpreted as a grant, by implication, estoppel or otherwise, of any license under or other right with respect to any Intellectual Property Rights of either Party or any of its Affiliates other than the Licenses and rights granted under Article 2, and neither Party shall make use of any Intellectual Property Rights licensed to it other than in accordance with the applicable License set forth herein. Other than as expressly provided herein, nothing contained in this Agreement shall be construed to obligate either Party or any of its Affiliates to license any additional Intellectual Property Rights to the other Party or any of its Affiliates in the future. Other than as expressly provided herein, neither Party nor any of its Subsidiaries shall be required to maintain, register, defend, or provide any support or other services to the other Party or any of its Subsidiaries with respect to, any Intellectual Property Rights licensed to such other Party and its Affiliates or Subsidiaries, as applicable, under this Agreement. For the avoidance of doubt, in no event shall any License granted under this Agreement or any other rights or obligations set forth in this Agreement extend to, or include any Intellectual Property Rights of, General Electric Company or any of its Affiliates other than as expressly set forth with respect to Baker Hughes and its Subsidiaries under this Agreement to the extent Baker Hughes or any of its Subsidiaries as of the Closing Date should become an Affiliate of General Electric Company after the Closing Date.

2.7 Improvements. Any Improvement created or developed by a Party or on its behalf shall, by and between the Parties, be owned by such Party. Other than as expressly set forth herein, including any License in this Article ARTICLE 2, neither Party hereby grants or shall be obligated to grant to the other Party any right or license in any Improvement that such Party owns. Notwithstanding the foregoing, nothing herein shall be construed as requiring a Licensed Party to relinquish any of its rights in or to any License.

ARTICLE 3

PATENT PROSECUTION AND MAINTENANCE

3.1 Responsibility for Prosecution and Maintenance. The Parties acknowledge and agree that (a) Baker Hughes shall be solely responsible for the prosecution and maintenance of the Baker Hughes Patents in the ordinary course of business after the Closing Date and (b) Company shall be solely responsible for the prosecution and maintenance of the Company Patents in the ordinary course of business after the Closing Date. Except as otherwise set forth herein, all expenses and fees incurred after the Closing Date in connection with the preparation, filing, prosecution and maintenance of the Baker Hughes Patents and the Company Patents shall be borne by Baker Hughes and Company, respectively.

3.2 Mutual Cooperation. To the extent that (a) any Baker Hughes Patents include any foreign counterpart to any Company Patent or (b) any Company Patent filed on or after the Closing Date by the Company or any of its Subsidiaries is derived from or otherwise based upon any of the Baker Hughes Know-How (collectively, the “Relevant Patents”), the Parties shall cooperate with each other as reasonably necessary in the preparation, filing, prosecution and maintenance of any such Relevant Patents, including executing and delivering, or causing to be executed and delivered, to the other Party such instruments and further assurances as may be necessary or desirable to give effect to the foregoing and furnishing all information and data in its possession necessary to obtain or maintain any such Relevant Patents.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES;

DISCLAIMERS; LIMITATION OF LIABILITY

4.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party that (i) it has the requisite authority and power, and has taken, or will take, all requisite actions, to execute and perform its obligations under this Agreement, (ii) this Agreement constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, and (iii) this Agreement does not conflict with or violate any other agreement or undertaking to which such Party is a party or by which it or its assets is otherwise bound.

4.2 No Implied Warranty. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT AND EXCEPT AS EXPRESSLY SET FORTH IN THE CONTRIBUTION AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS AND/OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, VALIDITY AND SCOPE OF THE LICENSED IP, AND THE ABSENCE OF LATENT OF OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, OR THAT THE USE OF THE LICENSED IP WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS OF THIRD PARTIES. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF SUCH DAMAGE.

4.3 Acknowledgement. For the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that nothing in this Agreement is intended to limit, restrict or otherwise prejudice any of the representations, warranties or other remedies available to the Parties or their Subsidiaries under the Contribution Agreement or any other Transaction Document.

ARTICLE 5

INDEMNIFICATION

5.1 Indemnification. Each Licensed Party hereby agrees to indemnify, defend and hold harmless the Licensing Party, together with their respective successors and permitted assigns, and their respective Representatives (collectively, the “Licensor Indemnitees”) from and against all losses, claims, damages, liabilities, and expenses (including any and all reasonable expenses and attorneys’ fees) arising out of or resulting from any third party claim brought, asserted or threatened against any Licensor Indemnitee but solely to the extent resulting or otherwise arising from (a) any material breach by the Licensed Party of any of its representations, warranties, covenants or obligations pursuant to this Agreement or (b) the gross negligence or willful misconduct by the Licensed Party or its Subsidiaries or their respective Representatives in performing any obligations under this Agreement.

5.2 Indemnification Procedure. If a Licensor Indemnitee wishes to seek indemnification hereunder, such Licensor Indemnitee shall inform the Party under an obligation to indemnify (the “Indemnifying Party”) of the third party claim giving rise to the obligation to indemnify as soon as reasonably practicable after receiving notice of such third party claim. The

Indemnifying Party shall have the right to assume and control the defense or settlement of any such third party claim for which it is obligated to indemnify the Licensor Indemnitee under this Agreement. The Licensor Indemnitee shall cooperate with the Indemnifying Party (and its insurer) as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s sole cost and expense. The Licensor Indemnitee shall have the right to participate in such defense, subject to the Indemnifying Party’s control, using its own counsel at its own expense. The Indemnifying Party shall have no obligation to indemnify any Licensor Indemnitee in connection with any settlement made without the Indemnifying Party’s written consent.

ARTICLE 6

ENFORCEMENT OF INTELLECTUAL PROPERTY

6.1 Rights and Obligations of the Parties.

6.1.1 Company shall have the right, but not the obligation, to commence a Proceeding against any Person engaged in any actual or suspected infringement of any Company Patent anywhere in the world. Company shall keep Baker Hughes reasonably informed of the status and progress of such enforcement efforts, shall provide Baker Hughes an opportunity to review and comment on any material correspondence or court or tribunal filing or submission made in respect thereof and shall reasonably consider Baker Hughes’s comments with respect to any of the foregoing. If Company commences a Proceeding against a Person regarding the infringement of any Company Patent, Company shall control such Proceeding at its sole cost and expense using counsel of its choosing and shall keep Baker Hughes reasonably informed of the progress of such Proceeding. Company shall not settle any claim or Proceeding under this Section 6.1.1 in a manner that materially diminishes the rights or interests of Baker Hughes with respect to any foreign counterpart to any Company Patent without the prior written consent of Baker Hughes, which consent shall not be unreasonably withheld.

6.1.2 Baker Hughes shall have the right, but not the obligation, to commence a Proceeding against any Person engaged in any actual or suspected infringement of any Baker Hughes Patent anywhere in the world. Baker Hughes shall keep Company reasonably informed of the status and progress of such enforcement efforts, shall provide Company an opportunity to review and comment on any material correspondence or any court or tribunal filing or submission made in respect thereof and shall reasonably consider Company’s comments with respect to any of the foregoing. If Baker Hughes commences a Proceeding against a Person regarding the infringement of any such Baker Hughes Patent, Baker Hughes shall control such Proceeding at its sole cost and expense using counsel of its choosing and shall keep Company reasonably informed of the progress of such Proceeding. Baker Hughes shall not settle any claim or Proceeding under this Section 6.1.2 in a manner that materially diminishes the rights or interests of Company in the Territory with respect to any Baker Hughes Patent without the prior written consent of Company, which consent shall not be unreasonably withheld.

6.2 Cooperation of the Parties. In any Proceeding instituted under Section 6.1, the Parties shall cooperate with and assist each other in all commercially reasonable respects (including by joining as a necessary party to any suit, executing any affidavits and other documents requested, supplying evidence, or appearing as a witness).

ARTICLE 7

CONFIDENTIALITY

7.1 Confidentiality.

7.1.1 “Confidential Information” means any non-public, proprietary or other confidential portion or embodiment of the Licensed IP disclosed by a Party or any of its Subsidiaries (“disclosing party”) to the other Party or any of its Subsidiaries (“receiving party”) without the need for any further notice or marking, excluding any information that: (a) the receiving party independently develops without reference to the disclosed information; (b) the receiving party independently receives on a non-confidential and authorized basis from a source other than the disclosing party; (c) becomes publicly available through no fault of the receiving party; (d) is in the public domain at the time the receiving party receives the disclosed information; or (e) the receiving party already knows at the time the receiving party receives the disclosed information.

7.1.2 The receiving party will use the Confidential Information of the disclosing party solely for the purposes set forth in this Agreement, including, for the avoidance of doubt, for the Exploitation of the Licensed IP by the relevant Licensed Party in accordance with the terms of this Agreement. The receiving party will not directly or indirectly disclose the Confidential Information of the disclosing party to any third party except as permitted by this Agreement (including permitted disclosures to any permitted sublicensee), and will provide such Confidential Information only to its Representatives who need it in connection with this Agreement and are informed of the confidential nature of such Confidential Information; provided, however, that, notwithstanding the foregoing, a Licensed Party may make disclosure of any Confidential Information included in any Licensed Know-How of the Licensing Party hereunder for purposes of filing and prosecuting any patent application filed by such Licensed Party, but provided further that (a) solely with respect to any proposed patent application filing made during the period that the restrictions set forth in Section 10.02(a) of the LLC Agreement apply to Baker Hughes and its Affiliates, such Licensed Party shall notify the Licensing Party no less than thirty (30) days prior to any such filing or prosecution, shall allow the Licensing Party to review and comment on such patent application with respect to the disclosure of such Licensed Know-How, and shall reasonably consider such Licensing Party’s comments with respect thereto, and (b) any such patent application shall only extend to the territory and field to which such Licensed Party is licensed hereunder. The receiving party shall (a) take all reasonable measures to protect the confidentiality of the disclosing party’s Confidential Information, which shall be no less protective than the steps the receiving party uses to protect the confidentiality of its own confidential information of a similar nature, and (b) notify the disclosing party in writing of any unauthorized use or disclosure of such Confidential Information of which the receiving party is aware, and reasonably assist the disclosing party in remedying any unauthorized use or disclosure.

7.1.3 The Parties shall keep the contents of this Agreement confidential except for disclosure: (a) in confidence to Persons with a “need to know” and that are investors, potential investors, acquirers, potential acquirers, insurers, lenders, investment bankers, auditors, attorneys and similar Persons; (b) pursuant to an order or subpoena of a court or Governmental Authority, or as may otherwise be required by Applicable Law; (c) in confidence to Persons with a “need to know” in connection with the enforcement of this Agreement or rights under this Agreement; or (d) to their respective Representatives who need to know and who are informed of the confidential nature of such information.

7.2 Disclosure Related to Legal Process. If either Party (“Relevant Party”) becomes legally required, or receives a request from any Governmental Authority, to disclose any Confidential Information or the contents of this Agreement, such Relevant Party shall, if legally permitted, provide prompt written notice to other Party so that such other Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If such protective order or other remedy is not obtained, or the other Party waives compliance with the provisions of this Agreement, the Relevant Party shall furnish only that portion of the Confidential Information or this Agreement, as applicable, that is legally required or that the Relevant Party otherwise determines to be reasonably necessary to respond to such request, provided that the Relevant Party exercises its reasonable efforts, at the other Party’s request and expense, to obtain reliable assurance that confidential treatment will be accorded the information so disclosed.

7.3 Parties Responsible for Their Representatives. Each Party shall be liable for any breach of Section 7.1 or 7.2 by any of its Representatives.

ARTICLE 8

TERM; NO TERMINATION

8.1 Term. Subject to Section 8.2, this Agreement shall remain in full force and effect in perpetuity.

8.2 No Termination. This Agreement may only be terminated upon the mutual written agreement of the Parties. In the event of any breach of this Agreement, the sole and exclusive remedy of the non-breaching Party shall be to recover damages and/or to obtain injunctive or other equitable relief (it being understood that neither Party shall be entitled to any injunctive or equitable relief which would (a) prohibit the Licensed Party or any of its Affiliates or Subsidiaries, as applicable, from using or otherwise exploiting any Licensed IP licensed to it hereunder within the scope, and subject to the restrictions, of the applicable License, or (b) otherwise have the effect of limiting the rights granted to the Licensed Party or any of its Affiliates or Subsidiaries, as applicable, hereunder.

ARTICLE 9

MISCELLANEOUS

9.1 No Challenge; No Assert.

9.1.1 In no event shall either Party or any of its Affiliates or their successors and assigns (or any of their respective sublicensees) challenge, or assist any Person in any Proceeding challenging (including in connection with any interference or opposition Proceeding), the validity or enforceability of any of the Licensed IP by the other Party hereunder, except in response to any Proceeding first initiated or otherwise asserted by such other Party in violation of this Section 9.1.1.

9.1.2 In no event shall either Party or any of its Affiliates or their successors and assigns (or any of their respective sublicensees) initiate any Proceeding alleging infringement, misappropriation or other violation against the other Party or any of its Affiliates or any customer of such other Party or any of its Subsidiaries on account of such Party’s, Subsidiary’s or customer’s Exploitation of any Licensed IP pursuant to the rights and obligations set forth herein, except in response to any Proceeding first initiated or otherwise asserted by such other Party in violation of this Section 9.1.2.

9.1.3 Notwithstanding anything in this Agreement to the contrary, in connection with any Proceeding initiated by a Licensed Party in contravention of Section 9.1.1 or 9.1.2, as applicable, in no event shall any License granted to such Licensed Party pursuant to this Agreement be used as a defense by such Licensed Party to any claim or response by the Licensing Party in any such Proceeding and, for the pendency of any such Proceeding, such License to such Licensed Party shall be suspended.

9.2 Entire Agreement; Assignment; Successors. This Agreement, together with the Schedules, expressly contemplated hereby and attached hereto, the Contribution Agreement and the other Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior and contemporaneous agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof. Neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party, in whole or in part, whether voluntarily or by operation of Applicable Law, without the prior written consent of the other Party; provided that either Party may assign this Agreement (a) in whole to a successor to all or substantially all of its business or assets (whether voluntarily or by operation of Applicable Law) to which this Agreement relates or (b) to any of its direct or indirect wholly-owned Subsidiaries, in each case without the consent of the other Party, or (c) in part to a successor to all or substantially all of a material business unit or material business line or the assets thereof (whether voluntarily or by operation of Applicable Law) to which this Agreement relates (it being understood that, in the case of clause (c), (x) any such purported assignment shall be subject to the prior written consent of the other Party, which consent shall not be unreasonably withheld, and to any prior written agreement required by such other Party setting forth the terms and conditions of such license, including any royalty or licensing fees payable in respect thereof and (y) such successor or assignee shall only be permitted to exercise such license in connection with the business unit or business line that is divested). Any successor, transferee or whole or partial assignee of a Party must agree in writing to be bound by the terms and conditions of this Agreement and no assignment or transfer of this Agreement by a Party shall relieve such Party of any of its obligations or liabilities to the other Party under this Agreement that are owing at the time of such assignment or transfer or that continue to be owing by a Party in the case of a partial assignment. Any purported assignment of this Agreement in contravention of this Section 9.2 will be null and void and of no force or effect. Subject to the preceding sentences of this Section 9.2, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Each Party acknowledges and agrees that the Licenses granted hereunder shall encumber and follow all applicable Licensed Technology owned by a Licensing Party and shall be binding upon any successor owner or assignee of any of the Licensed Technology owned by a Licensing Party, and each Licensing Party shall take such steps as required to ensure that the Licenses to the Licensed Party hereunder remain in effect and are not modified or extinguished as a result of such Licensing Party’s sale or disposition of any such Licensed Technology.

9.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect, so long as the economic or legal substance of the transaction contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible, in a mutually acceptable manner, in order that the Agreement will be performed as originally contemplated to the fullest extent possible.

9.4 Notices. All notices and other communications hereunder will be in writing and will be deemed duly given (a) on the date of delivery if delivered personally, (b) upon electronic confirmation of receipt by facsimile if by facsimile, (c) on the date delivered if sent by email (provided confirmation of email receipt is obtained), (d) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a nationally recognized next-day courier or (e) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder will be delivered to the addresses set forth below:

if to Company:
BJ Services, LLC
17021 Aldine Westfield Road
Houston, Texas 77073
Attention:	Lee Whitley
Facsimile No.:	(281) 582-5905
E-mail:	Lee.Whitley@bakerhughes.com

and

c/o CSL Capital Management, LLC
1000 Louisiana, Suite 3850
Houston, Texas 77002
Attention:	Kent Jamison
Facsimile No.:	281-946-8967
E-mail:	kent@cslenergy.com

and

WSEP Bromius II, LLC
c/o Goldman, Sachs & Co
200 West Street
New York, NY 10282-2198
Attention:	Scott Lebovitz
Charlie Gaillot
Facsimile:	212-357-5505
E-mail:	Charlie.Gailliot@gs.com
Scott.Lebovitz@gs.com

And copies (which copies shall not constitute notice) to: Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention:	George R. Bason, Jr.
Michael Davis
Facsimile:	(212) 701-5340 (212) 450-5745
Telephone:	(212) 450-4340 (212) 450-4184
E-mail:	george.bason@davispolk.com michael.davis@davispolk.com

and

Kirkland & Ellis LLP
600 Travis, Suite 3300
Houston, Texas 77002
Attention:	Andrew Calder, P.C.
Rhett Van Syoc
Facsimile No.:	713-835-3621
E-mail:	andrew.calder@kirkland.com
rhett.vansyoc@kirkland.com

and

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention:	Robert C. Schwenkel, Esq.
Mark H. Lucas, Esq.
Facsimile:	212-859-4000
E-mail:	Robert.Schwenkel@friedfrank.com
Mark.Lucas@friedfrank.com

if to Baker Hughes:

Baker Hughes Oilfield Operations, Inc.
17021 Aldine Westfield Road
Houston, Texas 77073
Attention:	William D. Marsh
Facsimile No.:	(281) 275-7320
E-mail:	Will.Marsh@bakerhughes.com
with a copy to (which copy will not constitute notice):

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention:	Frank J. Azzopardi
Fax:	(212) 450-6277
Email:	frank.azzopardi@davispolk.com

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

9.5 Attorneys’ Fees. In the event an action is brought to enforce or interpret any provision of this Agreement, the prevailing Party will be entitled to recover reasonable attorneys’ fees and costs in an amount to be fixed by the court.

9.6 Governing Law. This Agreement and all disputes related thereto will in all respects be interpreted, construed and governed by and in accordance with the laws of the State of Delaware.

9.7 Submission to Jurisdiction. The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the federal courts of the U.S. located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement or any disputes related thereto, and hereby waive, and agree not to assert, as a defense in any Proceeding for the interpretation or enforcement of this Agreement, that it is not subject thereto or that such Action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The Parties hereby consent to and grant any such court jurisdiction over the Person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 9.4 as permitted by Applicable Law, will be valid and sufficient service thereof. The Parties agree that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

9.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

9.9 Interpretation; Article and Section References. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. All references in this Agreement to Articles, Sections, subsections and clauses are references to Articles, Sections, subsections and clauses, respectively, in and to this Agreement, unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The words “include” or “including” mean “include, without limitation,” or “including, without limitation,” as the case may be, and the language following “include” or “including” will not be deemed to set forth an exhaustive list. The word “or” will not be limiting or exclusive. References to days are to calendar days; provided, that any action otherwise required to be taken on a day that is not a Business Day will instead be taken on the next Business Day. As used in this Agreement, the singular or plural number will be deemed to include the other whenever the context so requires.

9.10 Counterparts; Electronic Signature. This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original but all of which will constitute one and the same agreement. This Agreement may be executed by facsimile or electronic signature in portable document format (.pdf) and a facsimile or electronic signature in portable document format (.pdf) will constitute an original for all purposes.

9.11 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed by an authorized Representative of each of the Parties.

9.12 Waivers. No failure or delay of a Party in exercising any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of any Party to any such waiver will be valid only if set forth in a written instrument executed and delivered by such Party.

9.13 No Presumption Against Drafting Party. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

9.14 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court set forth in Section 9.7, in addition to any other remedy to which they are entitled at law or in equity.

9.15 Duty to Effectuate. The Parties agree to perform any lawful additional acts, including the execution of additional agreements, as are reasonably necessary to effectuate the purpose of this Agreement.

9.16 Bankruptcy. All Licenses will be deemed licenses of rights to intellectual property for purposes of Section 365(n) of the U.S. Bankruptcy Code and the Parties acknowledge and agree that if a case under the United States Bankruptcy Code is filed by or against a Licensing Party, and in that case this Agreement is rejected pursuant to Section 365 of the United States Bankruptcy Code, a Licensed Party will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the Closing Date.

BJ Services, LLC

By:	/s/ Lee Whitley
	Name:	Lee Whitley
	Title:	Vice President

Baker Hughes Incorporated

By:	/s/ Martin Craighead
	Name:	Martin Craighead
	Title:	Chief Executive Officer

[Signature Page to Intellectual Property License Agreement]